Calumet Specialty Products Partners, L.P. Reports Second Quarter 2014 Results

INDIANAPOLIS—(PR NEWSWIRE) — August 6, 2014 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” the “Company,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported a net loss for the second quarter ended June 30, 2014 of $8.3 million, or $(0.17) per diluted unit, compared to net income of $7.8 million, or $0.05 per diluted unit, in the second quarter 2013. Second quarter 2014 results include $23.6 million in non-cash unrealized derivative gains, compared to $4.0 million non-cash unrealized derivative losses in the prior year period.

Calumet generated Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $39.3 million during the second quarter 2014 versus $70.0 million in the prior-year period. During the second quarter 2014, both the Fuel Products and Specialty Products segments were impacted by a 30-day plant-wide turnaround at the Partnership’s 60,000 barrels per day (“bpd”) Shreveport, Louisiana refinery. This extended turnaround, together with a rapid escalation in crude oil prices during the second quarter, impacted refined product margins in the Fuel Products segment during the second quarter 2014. Within the Fuel Products segment, benchmark diesel and gasoline crack spreads declined on a year-over-year basis by 23% and 14%, respectively, when compared to the second quarter 2013.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the second quarter 2014 was $(20.4) million, compared to $(2.5) million in the prior year period. The year-over-year decrease in DCF was driven primarily by a decline in Adjusted EBITDA and higher cash interest expense, partially offset by lower turnaround costs.

Management Commentary

“Our second quarter results were severely challenged by several factors, including approximately 30 days of extended, planned maintenance at our Shreveport refinery, in addition to less favorable fuels refining economics, when compared to the prior year period,” stated Bill Grube, Vice Chairman and Chief Executive Officer. “The extended turnaround at Shreveport, which included multiple plant optimization and reliability improvement projects, reached completion in early June. We are currently operating the refinery at elevated rates during the third quarter 2014.”

“We recently amended and restated our revolving credit agreement, an opportunistic transaction which increases our liquidity and lowers our borrowing rates,” continued Grube. “We increased lending commitments under the credit facility by $150 million to $1.0 billion, providing for additional access to capital with which to fund the continued growth of the Partnership.”

“On August 1, we completed the acquisition of substantially all the assets of privately-held Specialty Oilfield Solutions, Ltd. (“SOS”), a full service drilling fluids and solids control company,” continued Grube. “We believe this transaction, together with our recent acquisition of Anchor Drilling Fluids (“Anchor”), positions Calumet as a leading independent supplier of products and services to some of the most active conventional and unconventional oil and natural gas resource plays in North America. This year, we expect both to generate favorable EBITDA growth, consistent with rates achieved in 2013.”

“Calumet has a long history of achieving growth through innovation,” continued Grube. “To that end, we recently announced our investment as a joint venture partner in the construction of an 1,100 bpd commercial gas-to-liquids (”GTL”) plant located in Lake Charles, Louisiana,” continued Grube. “We believe this facility, which is expected to reach completion by year-end 2015, positions Calumet as an early adopter of advanced technology capable of converting lower cost natural gas into higher margin liquids. Importantly, we expect yields from this plant will result in premium quality, high margin products, including waxes and diesel.”

“The Dakota Prairie refinery remains on schedule to come on-stream beginning in the fourth quarter 2014,” continued Grube. “Given the continued structural discount in the price of locally sourced, Bakken crude oil that we expect to process at this refinery, we believe this investment has the potential to be a meaningful contributor to Calumet’s Adjusted EBITDA beginning in 2015.”

“We are pleased with the continued integration of Royal Purple, Quantum and Bel-Ray synthetic lubricant brands into our portfolio of branded and packaged products,” continued Grube. “Our expanded product offering, coupled with our growing global product distribution capabilities, position this product line as a key growth engine for the Partnership in the years ahead.”

“We remain committed to maintaining a distribution policy that provides for consistent cash distributions to our unitholders,” stated Grube. “In July, we announced a quarterly cash distribution of $0.685 per unit for the quarter ended June 30, 2014 on all of our outstanding limited partner units.”

Recent Performance Highlights

Calumet named to the FORTUNE 500 List. On June 2, 2014, it was announced that Calumet had earned a position as No. 467 on the 2014 FORTUNE 500 list of largest U.S. companies. According to FORTUNE magazine, Calumet is currently among the largest U.S. companies, based on total annual sales. In 2013, Calumet ranked as No. 514 on the FORTUNE 1000 list. Calumet's total sales exceeded $5.0 billion for the first time in 2013, an increase of more than 16% from 2012.

Acquired Specialty Oilfield Solutions, Ltd. On August 1, Calumet announced that it had acquired substantially all of the assets of privately-held SOS for total cash consideration of approximately $30 million. Houston-based SOS is a full-service drilling fluids and solids control company with operations in the Eagle Ford, Marcellus and Utica shale plays. This transaction further positions Calumet as one of the leading suppliers of specialty products and services to the oil field services industry, building upon the Partnership’s acquisition of Anchor Drilling Fluids in March 2014. The Partnership believes this transaction will enable Calumet to offer a more comprehensive product offering that expands beyond drilling fluids into solids control and wastewater treatment.

Amended and extended revolving credit agreement. On July 14, 2014, Calumet announced the successful completion of an amendment and restatement of its revolving credit agreement. The amended revolving credit facility is comprised of a syndicate of banks with commitments of $1.0 billion and matures in July 2019. The amended credit agreement provides for a reduction in borrowing rates and increased covenant flexibility.

Entered into “Gas-To-Liquids” joint venture with Juniper GTL. On June 9, 2014, Calumet announced its investment as a joint venture partner in the construction of a commercial gas-to-liquids plant that is expected to produce 1,100 bpd of refined products, including waxes, drilling fluids, diesel and naphtha, from natural gas. The Lake Charles, Louisiana plant will be owned and operated by Juniper GTL LLC (“Juniper”), a company also co-owned by SGC Energia and Great Northern Project Development and will be funded through a combination of equity and senior secured debt.

Executed crude oil supply and refined product marketing agreements with Dakota Oil Processing which is expected to commence operations in 2016.

Organic Growth Projects Update

Beginning in 2013, the Partnership initiated a series of organic growth projects, the last of which is expected to be completed by the first quarter 2016. Collectively, these projects are estimated to cost approximately $600 million and are expected to return approximately $200 million in annualized Adjusted EBITDA upon completion. As of June 30, 2014, Calumet had invested over $200 million in these growth related capital projects. Below is a current list of the remaining growth projects slated for completion during 2016:

▪
Great Falls, Montana Refinery Expansion Project. Calumet continues to make progress on a project designed to double production capacity at its Montana refinery by 10,000 to 20,000 bpd. The Partnership continues to estimate that this project will be completed during the first quarter of 2016. The current estimated total cost of the expansion project is approximately $400 million.

▪
Dakota Prairie (North Dakota) Refinery Project. Calumet, together with its 50/50 joint venture partner, MDU Resources, Inc., continues to make steady progress on the construction of a 20,000 bpd diesel refinery located in Dickinson, North Dakota. The current estimated total cost of the expansion project is approximately $350 million, an increase from the prior estimate of $300 million. At this juncture, all critical path items have been met and the Partnership anticipates the refinery should commence operations during the latter half of the fourth quarter 2014.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project that is expected to double esters production capacity at its Missouri esters plant from 35 million to 75 million pounds per year. Esters are a key base stock used in the aviation, refrigeration and automotive lubricants markets. The Partnership anticipates completion of the project during the second quarter 2015. The estimated total cost of the expansion project is approximately $40 million.

Financial and Operational Guidance

▪
2014 capital spending forecast. For the full year 2014, the Partnership anticipates total capital expenditures of $365 million to $410 million. Approximately $305 million to $335 million of the total 2014 capital spending plan is allocated toward organic growth projects. The 2014 capital spending plan also includes an estimated $35 million to $45 million in replacement and environmental capital expenditures and approximately $25 million to $30 million in turnaround costs.

▪
Lower estimated RFS compliance (“RINs”) impact for the full year 2014. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet will purchase blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, to be in the range of 85 million to 90 million RINs for the full year 2014, lower than our prior full-year forecast for 2014 of 90 million to 95 million RINs. During the second quarter 2014, Calumet incurred RFS compliance costs of $4.4 million, versus $14.1 million in the second quarter 2013.

Partnership Liquidity

On June 30, 2014, Calumet had availability under its revolving credit facility of approximately $693.9 million, based on a $940.2 million borrowing base, $187.1 million in outstanding standby letters of credit and $59.2 million in outstanding borrowings. In addition, Calumet had approximately $14.6 million of cash on hand as of June 30, 2014. Calumet believes it will continue to have ample liquidity from cash on hand, cash flow from operations and borrowing capacity under its revolving credit facility to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended June 30, 2014 and 2013

The Partnership reclassified the reporting of asphalt sold from its Shreveport, Superior and Montana refineries from its Specialty Products segment to its Fuel Products segment. This reporting change does not impact the Company’s consolidated financial results from prior periods. Segment gross profit for the prior period has been restated and is consistent with the current year presentation.

Gross profit by segment for the three and six months ended June 30, 2014 and 2013 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in millions, except per barrel data)
Specialty products	$102.7	$85.6	$200.9	$170.4
Fuel products	(3.7)	15.4	22.9	65.0
Total gross profit	$99.0	$101.0	$223.8	$235.4

Specialty products gross profit per barrel	$32.67	$35.49	$37.63	$33.93
Fuel products gross profit (loss) per barrel (including hedging activities)	$(0.45)	$1.88	$1.39	$4.16
Fuel products gross profit (loss) per barrel (excluding hedging activities)	$(0.69)	$1.69	$1.48	$4.82
Specialty Products
Our Specialty Products segment generated a gross profit of $32.67 per barrel during the second quarter 2014, compared to $35.49 per barrel in the second quarter 2013. The increase in specialty products segment gross profit of $17.1 million was due primarily to gross profit contributions from acquisitions, partially offset by lower sales of lubricating oils due to the extended turnaround at the Shreveport refinery during May 2014.
Fuel Products
Our Fuel Products segment generated a gross loss of $(0.69) per barrel (excluding hedging activities) during the second quarter 2014, versus gross profit of $1.69 per barrel (excluding hedging activities) in the second quarter 2013. Fuel Products segment gross profit declined primarily due to narrowing crack spreads as illustrated by the decline in benchmark refined product margins, coupled with an escalation in the price of crude oil per barrel, compared to the prior-year period.  Fuel products gross profits were further impacted by extended turnaround activity at our Shreveport refinery during May 2014.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations, excluding Anchor operations since its date of acquisition on March 31, 2014. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol, biodiesel and the resale of crude oil in the Fuel Products segment. The table includes the results of operations at our San Antonio refinery commencing January 2, 2013, Bel-Ray facility commencing December 10, 2013 and United Petroleum assets commencing February 28, 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(bpd)
Total sales volume (1)	115,733	116,352	115,961	114,083
Total feedstock runs (2)	111,617	108,043	114,968	109,684
Facility production: (3)
Specialty products:
Lubricating oils	10,952	13,642	10,785	13,327
Solvents	9,440	9,465	9,020	9,015
Waxes	1,098	1,308	1,208	1,271
Packaged and synthetic specialty products (4)	1,893	2,271	1,724	2,111
Other	1,913	3,082	2,208	3,079
Total	25,296	29,768	24,945	28,803

Fuel products:
Gasoline	29,712	26,696	31,340	28,280
Diesel	23,721	24,729	25,250	24,287
Jet fuel	3,844	5,241	4,133	5,019
Asphalt, heavy fuels and other	23,935	18,504	23,155	20,500
Total	81,212	75,170	83,878	78,086
Total facility production (3)	106,508	104,938	108,823	106,889

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume for the three and six months ended June 30, 2014 compared to the same periods in 2013 is due primarily to increased production at the Superior refinery as a result of turnaround activity in the 2013 period, increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 and incremental sales volume from the Bel-Ray acquisition, partially offset by decreased production at the Shreveport refinery as a result of extended turnaround activity in the 2014 period.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The increase in total feedstock runs for the three and six months ended June 30, 2014 compared to the same periods in 2013 is due primarily to increased feedstock runs at the Superior refinery in 2014 as a result of turnaround activity in the second quarter 2013, incremental feedstock runs as a result of the Bel-Ray acquisition and incremental feedstock runs in 2014 as a result of the San Antonio crude oil unit expansion completed in December 2013, partially offset by decreased feedstock runs at the Shreveport refinery as a result of extended turnaround activity in the second quarter 2014.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increase in total facility production for the three and six months ended June 30, 2014 compared to the same periods in 2013 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including drilling fluids at our Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and six months ended June 30, 2014 and 2013.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In millions)		(In millions)
Derivative gain (loss) reflected in sales	$(11.6)	$10.9	$(24.7)	$3.3
Derivative gain (loss) reflected in cost of sales	12.7	(9.3)	21.9	(13.3)
Derivative gains reflected in gross profit	$1.1	$1.6	$(2.8)	$(10.0)

Realized gain on derivative instruments	$6.0	$9.8	$12.6	$1.2
Unrealized gain (loss) on derivative instruments	23.6	(4.0)	48.2	20.5
Derivative gain reflected in interest expense	1.0	—	1.3	—
Total derivative gain reflected in the unaudited condensed consolidated statements of operations	$31.7	$7.4	$59.3	$11.7
Total gain (loss) on commodity derivative settlements	$9.2	$11.8	$13.4	$(9.7)

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, white mineral oils, solvents, petrolatums, waxes and drilling fluids used in consumer, industrial and automotive products. Calumet also produces fuel and fuel-related products, including gasoline, diesel, jet fuel, asphalt and heavy fuel oils, as well as reselling purchased crude oil to third party customers. Calumet is based in Indianapolis, Indiana and has thirteen facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey and Oklahoma.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, August 6, 2014, to discuss the financial and operational results for the second quarter of 2014. Anyone interested in listening to the presentation may call 877-280-4957 and enter passcode 71719548.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 16385913. The replay will be available beginning Wednesday, August 6, 2014, at approximately 5:00 p.m. ET until Wednesday, August 13, 2014. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended June 30, 2014 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income, and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of “Consolidated Cash Flow” contained in the indenture governing our 9.625% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”), the indenture governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”) and the indenture governing our 6.50% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2021 Notes, 2020 Notes and 2022 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit and unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales	$1,434.9	$1,354.2	$2,775.9	$2,672.8
Cost of sales	1,335.9	1,253.2	2,552.1	2,437.4
Gross profit	99.0	101.0	223.8	235.4
Operating costs and expenses:
Selling	40.7	16.9	59.7	32.8
General and administrative	20.9	19.0	46.8	44.1
Transportation	41.3	33.8	81.7	69.2
Taxes other than income taxes	3.6	3.0	5.7	6.0
Other	2.8	1.0	4.9	1.6
Operating income (loss)	(10.3)	27.3	25.0	81.7
Other income (expense):
Interest expense	(28.7)	(24.7)	(54.9)	(49.5)
Debt extinguishment costs	—	—	(89.6)	—
Realized gain on derivative instruments	6.0	9.8	12.6	1.2
Unrealized gain (loss) on derivative instruments	23.6	(4.0)	48.2	20.5
Other	(0.8)	(0.4)	(1.1)	0.3
Total other income (expense)	0.1	(19.3)	(84.8)	(27.5)
Net income (loss) before income taxes	(10.2)	8.0	(59.8)	54.2
Income tax expense (benefit)	(1.9)	0.2	(1.7)	0.4
Net income (loss)	$(8.3)	$7.8	$(58.1)	$53.8
Allocation of net income (loss):
Net income (loss)	$(8.3)	$7.8	$(58.1)	$53.8
Less:
General partner’s interest in net income (loss)	(0.2)	0.2	(1.2)	1.1
General partner’s incentive distribution rights	3.9	3.8	7.7	7.0
Non-vested share based payments	—	—	—	0.2
Net income (loss) available to limited partners	$(12.0)	$3.8	$(64.6)	$45.5
Weighted average limited partner units outstanding:
Basic	69,604,669	69,571,855	69,614,055	66,219,729
Diluted	69,604,669	69,769,536	69,614,055	66,411,968
Limited partners’ interest basic net income (loss) per unit	$(0.17)	$0.05	$(0.93)	$0.69
Limited partners’ interest diluted net income (loss) per unit	$(0.17)	$0.05	$(0.93)	$0.68
Cash distributions declared per limited partner unit	$0.685	$0.68	$1.37	$1.33

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14.6	$121.1
Accounts receivable, net	458.1	263.3
Inventories	717.9	567.4
Derivative assets	43.0	—
Prepaid expenses and other current assets	22.1	18.9
Deposits	3.0	3.7
Deferred tax asset	0.9	—
Total current assets	1,259.6	974.4
Property, plant and equipment, net	1,261.8	1,160.4
Investment in unconsolidated affiliates	72.2	33.4
Goodwill	279.2	207.0
Other intangible assets, net	273.8	212.9
Other noncurrent assets, net	114.5	100.0
Total assets	$3,261.1	$2,688.1
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$571.3	$355.8
Accrued interest payable	43.4	22.5
Accrued salaries, wages and benefits	18.6	14.0
Other taxes payable	16.9	16.7
Other current liabilities	38.7	36.2
Current portion of long-term debt	0.3	0.4
Derivative liabilities	0.7	54.8
Total current liabilities	689.9	500.4
Deferred income tax liability	29.6	1.7
Pension and postretirement benefit obligations	11.0	11.7
Other long-term liabilities	0.9	1.1
Long-term debt, less current portion	1,578.8	1,110.4
Total liabilities	2,310.2	1,625.3
Commitments and contingencies
Partners’ capital:
Partners’ capital	950.5	1,116.2
Accumulated other comprehensive income (loss)	0.4	(53.4)
Total partners’ capital	950.9	1,062.8
Total liabilities and partners’ capital	$3,261.1	$2,688.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended June 30,
	2014	2013
Operating activities
Net income (loss)	$(58.1)	$53.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	65.6	58.8
Amortization of turnaround costs	11.9	6.0
Non-cash interest expense	3.5	3.5
Non-cash debt extinguishment costs	18.7	—
Provision for doubtful accounts	1.2	0.3
Unrealized gain on derivative instruments	(48.2)	(20.5)
Non-cash equity based compensation	2.9	2.9
Deferred income tax benefit	(1.9)	—
Other non-cash activities	3.3	1.7
Changes in assets and liabilities:
Accounts receivable	(120.6)	(80.7)
Inventories	(89.6)	(18.7)
Prepaid expenses and other current assets	(3.1)	(9.5)
Derivative activity	3.8	(0.9)
Turnaround costs	(22.2)	(47.0)
Deposits	1.3	7.2
Accounts payable	162.3	83.7
Accrued interest payable	20.9	(2.4)
Accrued salaries, wages and benefits	(16.0)	(3.4)
Accrued income taxes payable	—	(27.6)
Other taxes payable	(1.2)	4.4
Other liabilities	1.9	24.4
Pension and postretirement benefit obligations	(0.5)	(1.3)
Net cash provided by (used in) operating activities	(64.1)	34.7
Investing activities
Additions to property, plant and equipment	(105.5)	(71.6)
Cash paid for acquisitions, net of cash acquired	(234.0)	(117.8)
Investment in unconsolidated affiliates	(37.5)	(14.7)
Net cash used in investing activities	(377.0)	(204.1)
Financing activities
Proceeds from borrowings — revolving credit facility	390.0	730.2
Repayments of borrowings — revolving credit facility	(330.8)	(730.2)
Repayments of borrowings — senior notes	(500.0)	—
Payments on capital lease obligations	(0.5)	(0.5)
Proceeds from other financing obligations	—	3.5
Proceeds from senior notes offering	900.0	—
Debt issuance costs	(16.0)	—
Proceeds from public offering of common units, net	—	392.5
Contribution from Calumet GP, LLC	—	8.4
Common units repurchased for phantom unit grants	(2.1)	(7.1)
Cash settlement of unit based compensation	(0.9)	—
Distributions to partners	(105.1)	(96.4)
Net cash provided by financing activities	334.6	300.4
Net increase (decrease) in cash and cash equivalents	(106.5)	131.0
Cash and cash equivalents at beginning of period	121.1	32.2
Cash and cash equivalents at end of period	$14.6	$163.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$(8.3)	$7.8	$(58.1)	$53.8
Add:
Interest expense	28.7	24.7	54.9	49.5
Debt extinguishment costs	—	—	89.6	—
Depreciation and amortization	35.4	29.5	65.6	58.8
Income tax expense (benefit)	(1.9)	0.2	(1.7)	0.4
EBITDA	$53.9	$62.2	$150.3	$162.5
Add:
Unrealized (gain) loss on derivative instruments	(23.6)	4.0	(48.2)	(20.5)
Realized gain (loss) on derivatives, not included in net income (loss)	1.9	0.4	3.4	(0.9)
Amortization of turnaround costs	6.1	3.4	11.9	6.0
Non-cash equity based compensation and other non-cash items	1.0	—	4.6	2.9
Adjusted EBITDA	$39.3	$70.0	$122.0	$150.0
Less:
Replacement and environmental capital expenditures (1)	15.3	16.3	21.1	32.7
Cash interest expense (2)	27.1	22.9	51.4	46.0
Turnaround costs	19.2	33.1	22.2	47.0
Income tax expense (benefit)	(1.9)	0.2	(1.7)	0.4
Distributable Cash Flow	$(20.4)	$(2.5)	$29.0	$23.9

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Six Months Ended June 30,
	2014	2013
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$29.0	$23.9
Add:
Replacement and environmental capital expenditures (1)	21.1	32.7
Cash interest expense (2)	51.4	46.0
Turnaround costs	22.2	47.0
Income tax expense (benefit)	(1.7)	0.4
Adjusted EBITDA	$122.0	$150.0
Less:
Unrealized gain on derivative instruments	(48.2)	(20.5)
Realized gain (loss) on derivatives, not included in net income (loss)	3.4	(0.9)
Amortization of turnaround costs	11.9	6.0
Non-cash equity based compensation and other non-cash items	4.6	2.9
EBITDA	$150.3	$162.5
Add:
Unrealized gain on derivative instruments	(48.2)	(20.5)
Cash interest expense (2)	(51.4)	(46.0)
Non-cash equity based compensation	4.6	2.9
Deferred income tax benefit	(1.9)	—
Amortization of turnaround costs	11.9	6.0
Income tax (expense) benefit	1.7	(0.4)
Provision for doubtful accounts	1.2	0.3
Debt extinguishment costs	(70.9)	—
Changes in assets and liabilities:
Accounts receivable	(120.6)	(80.7)
Inventories	(89.6)	(18.7)
Other current assets	(1.8)	(2.3)
Turnaround costs	(22.2)	(47.0)
Derivative activity	3.8	(0.9)
Other assets	—	—
Accounts payable	162.3	83.7
Accrued interest payable	20.9	(2.4)
Accrued income taxes payable	—	(27.6)
Other current liabilities	(15.3)	25.4
Other, including changes in noncurrent liabilities	1.1	0.4
Net cash provided by (used in) operating activities	$(64.1)	$34.7

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2014

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and diesel fuel swaps on a combined basis as of June 30, 2014 in the Company’s Fuel Products segment:

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2014	1,242,000	13,500	$27.53
Fourth Quarter 2014	1,426,000	15,500	27.59
Calendar Year 2015	5,785,500	15,851	26.59
Calendar Year 2016	2,196,000	6,000	27.22
Totals	10,649,500
Average price			$26.96

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and jet fuel swaps on a combined basis as of June 30, 2014 in the Company’s Fuel Products segment:

Crude Oil and Jet Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2014	276,000	3,000	$24.83
Fourth Quarter 2014	276,000	3,000	24.30
Calendar Year 2015	957,500	2,623	28.10
Totals	1,509,500
Average price			$26.81
The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of June 30, 2014 in the Company’s Fuel Products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2014	1,610,000	17,500	$13.99
Fourth Quarter 2014	966,000	10,500	10.81
Calendar Year 2015	1,091,000	2,989	16.50
Totals	3,667,000
Average price			$13.90